March 6, 2026

Vivek Jayaraman

[Address]

[City, State Zipcode]

Re: Employment Terms

Dear Vivek:

As you know, you are currently employed by Cerus Corporation (the “Company”) in the role of Chief Operating Officer pursuant to that certain employment offer letter between you and the Company dated May 31, 2016 (the “Original Offer Letter”). On behalf of the Company, I am pleased to confirm your promotion to the role of President and Chief Executive Officer of the Company on the terms set forth in this offer letter agreement (the “Agreement”). As discussed, the terms of this Agreement govern with respect to your employment in this new role, which shall commence no later than July 1, 2026 (such actual date of your commencement in this role shall be referred to herein as the “Start Date”).Effective as of the Start Date, you will also be appointed to serve as a member of the Company’s Board of Directors (the “Board”), without additional compensation for such service. As of the Start Date, this Agreement will govern with respect to the terms and conditions of your continued employment and will supersede and replace, in its entirety, the Original Offer Letter.

1.
Employment by the Company.
(a)
Position. You will serve as the Company’s President and Chief Executive Officer. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.
(b)
Duties and Location. You will perform those duties and responsibilities as are customary for the position of President and Chief Executive Officer and as may be directed by the Board, to whom you will report. Your primary office location will be the Company’s headquarters in Concord, California. The Company may modify your work location and require reasonable travel as necessary in light of the Company’s needs and interests; provided, however, that the Company may not materially diminish your title, authority, reporting relationship, or responsibilities as President and Chief Executive Officer without your prior written consent.
2.
Base Salary and Employee Benefits.
(a)
Salary. You will be paid a base salary at the annualized rate of $740,000 per year, less applicable payroll deductions and withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.
(b)
Employee Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these

Cerus Corporation 1220 Concord Avenue, Concord, CA US 94520 T925 288 6000 F 925 288 6001 cerus.com benefits is available upon request. The Company may change your compensation and benefits from time to time in its discretion.
3.
Annual Discretionary Bonus. For calendar year 2026, your target Annual Bonus opportunity will be determined on a blended basis, reflecting (i) a target bonus opportunity of fifty-five percent (55%) of the base salary earned by you in your role as Chief Operating Officer during 2026 and (ii) a target bonus opportunity of eighty percent (80%) of the base salary earned by you in your role as President and Chief Executive Officer during 2026. For 2027 and subsequent calendar years, you will be eligible to earn an annual discretionary performance and retention bonus of up to eighty percent (80%) of your base salary rate (the “Annual Bonus”). The Annual Bonus will be based upon the Board’s assessment of your individual performance and the Company’s performance for a given calendar year, as well as any other criteria the Board deems relevant. The Board will determine, in its sole discretion, whether you have earned an Annual Bonus and the amount of any such bonus. Bonus payments, if any, will be paid subject to applicable payroll deductions and withholdings. Except as provided in Section 9(a) below, no amount of Annual Bonus is guaranteed, and you must be an employee on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided. The Annual Bonus, if earned, is expected to be paid no later than March 15 of the calendar year after the applicable bonus year; provided, however, that the Company may determine to pay executive bonuses on a later schedule (including in April) consistent with past practice.
4.
Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s travel and entertainment and other expense reimbursement policies and practices as in effect from time to time.
5.
Equity. You have been granted various equity interests in the Company. Those equity interests shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices and equity plans. In addition, subject to approval by the Compensation Committee of the Board (the “Committee”), the Company will grant you, in connection with your promotion to President and Chief Executive Officer, a promotion award with an aggregate target value of $2,000,000 (the “Promotion Award”), consisting of seventy-five percent (75%) time-based restricted stock units and twenty-five percent (25%) performance-based restricted stock units, with a grant date expected to occur on or shortly after July 1, 2026. The time-based restricted stock unit portion of the Promotion Award will vest as to thirty-three percent (33%) of the shares subject thereto on the first anniversary of the grant date and as to the remaining sixty-seven percent (67%) of the shares subject thereto on the second anniversary of the grant date, subject to your Continuous Service (as defined in the Plan) through each applicable vesting date. The performance-based restricted stock unit portion of the Promotion Award will be subject to performance criteria consistent with those applicable to the annual performance-based restricted stock unit award granted to you in March 2026.

In addition, subject to approval by the Committee, the Company will grant you a one-time promotional equity award with an aggregate target value of $1,000,000, consisting of performance-based restricted stock units (the “Achievement Award”). The Achievement Award will be subject to performance criteria as set forth in the applicable award agreement, with a performance period commencing on July 1, 2026 and ending on the third anniversary thereof.

The number of shares subject to the Promotion Award and the Achievement Award will be determined based on the thirty (30)-day average closing price of the Company’s common stock prior to the applicable grant date; provided, however, that if such average closing price is less than $2.50 per share, the number of shares will be calculated using a price of $2.50 per share.

Cerus Corporation 1220 Concord Avenue, Concord, CA US 94520 T925 288 6000 F 925 288 6001 cerus.com

6.
Compliance with Confidentiality Information Agreement and Company Policies. You acknowledge that you are currently a party to the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”) and agree that such agreement remains in full force and effect. In addition, you will continue to be required to abide by the Company’s policies and procedures (including, but not limited to, the Company’s Employee Handbook), as adopted or modified from time to time in the Company’s discretion, and to acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
7.
Protection of Third-Party Information. By signing this Agreement, you represent that you continue to have full authority to serve in your new position and perform its duties without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to any employment agreement or restrictive covenant that would prevent the full performance of your duties to the Company in your new role. In addition, you agree not to bring to the Company or use in the performance of your responsibilities any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all continuing obligations to former employers during your employment with the Company.
8.
At-Will Employment Relationship. Your employment relationship with the Company is at will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice.
9.
Severance. If, at any time after the Start Date, the Company terminates your employment without Cause (as defined below, and other than as a result of your death or disability) or you resign your employment for Good Reason (as defined below) (such termination or resignation referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder), then, subject to Sections 11 (“Clawback and Recovery”), 13 (“Conditions to Receipt of Severance Benefits and Accelerated Vesting”) and 15 (“Return of Company Property”) below and your continued compliance with the terms of this Agreement (including, without limitation, the Confidentiality Agreement), the Company will provide you with the following severance benefits (the “Severance Benefits”):
(a)
Cash Severance. The Company will pay you, as cash severance, twelve (12) months of your base salary in effect as of your Separation from Service date, less standard payroll deductions and tax withholdings (the “Severance”). The Severance will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing within sixty (60) days following your Separation from Service date, and the first payment thereof shall be for any accrued Severance for the period from the date of the Separation from Service until the first payment date, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates In addition, if a Qualifying Termination occurs after September 30 of a calendar year, you will be entitled to receive a prorated Annual Bonus for such year, determined based on your target Annual Bonus opportunity for such year and the portion of the year during which you were employed by the Company. Any such prorated Annual Bonus will be paid at the same time annual bonuses are paid to other senior executives for the applicable year, subject to applicable payroll deductions and withholdings.
(b)
COBRA Severance. As an additional Severance Benefit, provided that you are eligible for and timely elect continued coverage under COBRA, the Company will directly pay or reimburse you (at its discretion)

Cerus Corporation 1220 Concord Avenue, Concord, CA US 94520 T925 288 6000 F 925 288 6001 cerus.com for the COBRA premiums required to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) twelve (12) months following your Separation from Service date, (ii) the date you obtain health care coverage from another source (e.g., a new employer or a spouse’s benefit plan) or (iii) the date you cease to be eligible for COBRA coverage for any reason (the “COBRA Severance”). If the Company reimburses rather than directly pays for the COBRA premiums, you must pay your premiums in a timely manner and then provide supporting documentation to the Company to obtain reimbursement for your COBRA premiums under this Section. You must notify the Company within two (2) weeks if you obtain coverage from a new source. This provision of COBRA Severance by the Company will not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will, in lieu thereof, provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount will be based on the premium for the first month of COBRA coverage), less applicable withholdings and deductions, payable on the last day of each remaining month in the COBRA Premium Period. You may, but are not obligated to, use such taxable payment to pay for medical expenses, including COBRA premiums.
10.
Accelerated Vesting. In the event of a Qualifying Termination that occurs upon or within twelve (12) months following the closing of a Change in Control (as defined in the Plan), provided such Qualifying Termination constitutes a Separation from Service, then, subject to Sections 11 (“Clawback and Recovery”), 13(“Conditions to Receipt of Severance Benefits and Accelerated Vesting”) and 15(“Return of Company Property”) below and your continued compliance with the terms of this Agreement (including, without limitation, the Confidentiality Agreement), the Company shall accelerate the vesting of any then-unvested time-based restricted stock units and performance-based restricted stock units such that one hundred percent (100%) of such awards shall be deemed immediately vested (with performance-based restricted stock units deemed earned at target) as of your Separation from Service date (the “Accelerated Vesting”). In addition, if a Qualifying Termination occurs that is not in connection with a Change in Control, the vesting of any then-unvested time-based restricted stock units and performance-based restricted stock units will be accelerated as of your Separation from Service date such that one hundred percent (100%) of such awards shall be deemed immediately vested (with performance-based restricted stock units deemed earned at target) as of such date.
11.
Clawback and Recovery. Any and all Severance Benefits and Accelerated Vesting provided under this Agreement will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property upon the occurrence of a termination of employment for Cause.
12.
Resignation without Good Reason; Termination for Cause; Death or Disability. If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Severance Benefits or Accelerated Vesting, other than your rights with respect to any

Cerus Corporation 1220 Concord Avenue, Concord, CA US 94520 T925 288 6000 F 925 288 6001 cerus.com vested time-based restricted stock units and any earned performance-based restricted stock units, and any other rights to which you are entitled under the Company’s benefit programs.
13.
Conditions to Receipt of Severance Benefits and Accelerated Vesting. Prior to and as a condition to your receipt of the Severance Benefits and Accelerated Vesting described above, you must execute and deliver to the Company an effective release of claims in favor of the Company in a form acceptable to the Company (the “Release”) within the timeframe set forth therein, but in no event later than forty-five (45) days following your Separation from Service date, and you must allow such Release to become effective in accordance with its terms (including by not exercising any revocation right) within any applicable revocation period set forth therein (such latest permitted effective date, the “Release Deadline”).
14.
Removal from Positions. You acknowledge and agree that, upon termination of your employment with the Company for any reason, you will resign from the Board and any Board committee, and/or any similar position of any subsidiary of the Company. You agree to execute and deliver any documents reasonably necessary to effectuate such resignations, as reasonably requested by the Company.
15.
Return of Company Property. Upon the termination of your employment for any reason, and as a precondition to your receipt of the Severance Benefits and Accelerated Vesting (if applicable), within five (5) days after your Separation from Service date (or earlier if requested by the Company), you must return to the Company all Company documents (and all copies thereof) and other Company property in your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, password and account information, customer lists and contact information, prospect information, product and services information, research and development information, drawings, records, plans, forecasts, pipeline reports, sales reports or other reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company, and all reproductions thereof, in whole or in part and in any medium.

You agree to make a diligent search to locate any such documents, property and information and to return them to the Company within the timeframe provided above. You also must provide the Company with all passwords, log-ins, administrative access and any other information or access relating to any Company computer or other device that you have used to access or use the Company’s network, as well as any Company database or Company accounts with third parties that you established, administered or accessed, and must terminate your access to such network and accounts and otherwise comply with any Company requests regarding such access and accounts.

In addition, if you have used any personal computer, server or email system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) days after your Separation from Service date (or earlier if requested by the Company), you must provide the Company with a computer-useable copy of such information and permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part). You agree to provide the Company access to your system, as reasonably requested, to verify that such copying and deletion has been completed. If requested, you shall deliver to the Company a signed statement certifying your compliance with this Section prior to receipt of the Severance Benefits and Accelerated Vesting.

16.
Outside Activities. During your employment with the Company, you may continue to engage in civic and not-for-profit activities, provided that such activities do not materially interfere with the performance of your duties hereunder or create a conflict of interest with the Company. During your employment with the Company, except

Cerus Corporation 1220 Concord Avenue, Concord, CA US 94520 T925 288 6000 F 925 288 6001 cerus.com on behalf of the Company, you will not directly or indirectly serve as an officer, director, employee, partner, proprietor, consultant or other service provider to, or otherwise actively participate in, any business entity that you know competes with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on a national or regional securities exchange.
17.
Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” for termination will mean your: (a) commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (b) commission or attempted commission of, or participation in, a fraud or act of dishonesty or misrepresentation against the Company; (c) material breach of your duties to the Company; (d) intentional damage to any property of the Company; (e) misconduct or violation of Company policy that causes, or could reasonably be expected to cause, material harm to the Company; (f) material violation of any written and fully executed agreement between you and the Company, including, without limitation, a material breach of your Confidentiality Agreement, any Company policy or any statutory duty you owe to the Company; or (g) conduct by you that, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve. The determination that a termination is for Cause shall be made by the Board in its sole discretion. Prior to any termination for Cause (other than for conduct described in clause (a) or (b) above), the Company will provide written notice describing the conduct constituting Cause and, if such conduct is reasonably capable of cure, you will have thirty (30) days following receipt of such notice to cure such conduct to the reasonable satisfaction of the Board.

You shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your base salary, which the parties agree is a reduction of at least ten percent (10%) of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated executives); (b) a material diminution in your responsibilities, authority or duties (other than temporarily while you are physically or mentally incapacitated or as required by applicable law); provided, however, that a reduction in your responsibilities, authority or duties solely by virtue of the Company undergoing a Change in Control (as defined in the Plan) and being made part of a larger entity or group of entities, such that you retain substantially similar or greater responsibilities with respect to the entity, division or business unit that constitutes the Company’s business following the Change in Control, but you are not given the same responsibilities, authority or duties with respect to the entire acquiring entity group, will not constitute Good Reason; or (c) relocation of the Company’s principal executive offices from Concord, California to a location that is more than fifty (50) miles from such offices as of the Start Date; provided, however, that your working remotely for any period of time, or any change in the frequency with which you are expected to work from a Company office, will not constitute a relocation of your principal place of employment for purposes of this definition.

In order to resign for Good Reason, you must provide written notice to the Board within thirty (30) days after the first occurrence of the event giving rise to Good Reason, setting forth the basis for your resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and, if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company no later than thirty (30) days after the expiration of the cure period.

18.
Compliance with Section 409A.It is intended that the Severance Benefits and Accelerated Vesting set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated

Cerus Corporation 1220 Concord Avenue, Concord, CA US 94520 T925 288 6000 F 925 288 6001 cerus.com thereunder (together with any state law of similar effect, “Section 409A”), including, without limitation, Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, Treasury Regulations Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

Notwithstanding any provision of this Agreement to the contrary, if the Company (or any successor thereto) determines that the Severance Benefits or Accelerated Vesting constitute “deferred compensation” within the meaning of Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor thereto, as defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, payment of such Severance Benefits and Accelerated Vesting shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day following your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of the applicable period under Section 409A(a)(2)(B)(i) of the Code, all payments or benefits deferred pursuant to this Section shall be paid in a lump sum or provided in full, and any remaining payments shall be paid as otherwise provided herein. No interest shall accrue on any amounts so deferred.

If the Severance Benefits or Accelerated Vesting are not exempt from Section 409A and the Release could become effective in the calendar year following the calendar year in which your Separation from Service occurs, the Release will not be deemed effective earlier than the Release Deadline. This Agreement is intended to comply with, or be exempt from, Section 409A to the extent necessary to avoid adverse personal tax consequences thereunder, and any ambiguities shall be interpreted accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision providing for payment of amounts or benefits upon or following termination of employment unless such termination also constitutes a “separation from service” within the meaning of Section 409A.

With respect to reimbursements or in-kind benefits provided hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) any reimbursement of eligible expenses shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

19.
Dispute Resolution. To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this Agreement, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought, at a location closest to where you last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought, at a location closest to where you last worked for the Company or another mutually agreeable location.

Cerus Corporation 1220 Concord Avenue, Concord, CA US 94520 T925 288 6000 F 925 288 6001 cerus.com

You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., shall, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration provision and any arbitration proceedings.

This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim.

Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this Section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief shall be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated.

You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide; provided, however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Confidentiality Agreement or as otherwise provided under applicable law.

Cerus Corporation 1220 Concord Avenue, Concord, CA US 94520 T925 288 6000 F 925 288 6001 cerus.com

Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

20.
Miscellaneous. As you are currently employed by the Company, the effectiveness of this Agreement and your promotion are contingent upon your continued eligibility to work in the United States; however, if the Company informs you that you are required to complete an updated background check or drug test in connection with your promotion, this Agreement shall be contingent upon satisfactory completion of such background check and/or drug test. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of the terms and conditions of your employment with the Company and supersedes any prior or contemporaneous agreements or promises made to you by anyone, whether oral or written, regarding the subject matter hereof, including, as of the Start Date, the Original Offer Letter. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you).

This Agreement shall bind and inure to the benefit of you and the Company and your and its respective heirs, personal representatives, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, such determination shall not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable to the fullest extent permitted by applicable law and consistent with the intent of the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement or of any rights hereunder must be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.

This Agreement may be executed and delivered by facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and to be valid and effective for all purposes.

Please indicate your acceptance of the terms of this Agreement by signing and dating this Agreement and returning them to me on or before March 11, 2026. This offer will expire if the executed Agreement is not received by that date. If you have any questions regarding these terms, please let me know.

We are pleased to confirm your promotion and look forward to your continued leadership and to a productive and successful working relationship.

Sincerely,

/s/ Frank Witney

Frank Witney, Ph.D.

Lead Independent Director

Cerus Board of Directors

Cerus Corporation 1220 Concord Avenue, Concord, CA US 94520 T925 288 6000 F 925 288 6001 cerus.com

Reviewed, Understood, and Accepted:

/s/ Vivek Jayaraman March 11, 2026

Vivek Jayaraman Date

Cerus Corporation 1220 Concord Avenue, Concord, CA US 94520 T925 288 6000 F 925 288 6001 cerus.com